UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 5, 2022
___________________________________
Hyzon Motors Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware	001-3962	82-2726724
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
475 Quaker Meeting House Road Honeoye Falls, NY		14472
(Address of principal executive offices)		(Zip Code)
(585)-484-9337
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $.001 per share	HYZN	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	HYZNW	NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 10, 2022, Hyzon Motors Inc. (the “Company”), through its majority-owned subsidiary and joint venture, Hyzon Motors Europe B.V. (“Hyzon Europe”), a private limited company registered in the Netherlands, entered into a Share Purchase and Transfer Agreement (the “Orten Agreement”) with Orten Holding GmbH (“Orten”), a German limited liability company, and Mr. Robert Orten (together with Orten, the “Sellers”), whereby the Company agreed to purchase from the Sellers 100% of outstanding ownership interests in specified target companies owned by the Sellers, including Orten Betriebs GmbH and Orten Electric-Trucks GmbH. The total purchase price was €24.25 million in cash, subject to customary purchase price adjustments.

On August 4, 2022, the Company announced that it was reassessing its global strategies and operations. The new management team, with the support of the Board of Directors (the “Board”), decided to terminate its Orten Agreement to focus on resolving operational inefficiencies in the Company’s European operations. On September 29, 2022, the parties to the Orten Agreement reached an agreement cancelling it. The cancellation agreement provides that the Company, as guarantor under the Orten Agreement, will pay or cause to be paid to the Sellers a total of €8.5 million (approximately $8.4 million in USD) consisting of €5.0 million cash plus the transfer by Hyzon Europe of truck inventory valued at €3.5 million, which Hyzon Europe projects it will not be able to utilize in its operations. Additionally, the Company transferred into escrow for the benefit of the Sellers the sum of €1.68 million (approximately $1.65 million in USD) to ensure the transfer by Hyzon Europe of Hyzon Europe inventory not transferred to the Sellers on September 29, 2022. If Hyzon Europe does not transfer all or a portion such outstanding inventory to the Sellers by December 31, 2022, the escrow will be released to Sellers in proportion to the inventory not transferred.

The foregoing summary of the terms and conditions of the Orten Agreement and the cancellation agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Orten Agreement and the cancellation agreement, copies of which are filed as Exhibit 10.1 and 10.2 hereto and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 8.01 Other Events.

As previously reported, on May 5, 2022, the Company entered into a Stock Purchase Agreement (the “Holthausen SPA”) with Holthausen Clean Technology Investments, B.V. a private limited liability company registered in the Netherlands (“Holthausen”) and certain other sellers whereby the Company agreed to acquire 735,000 shares of stock that Holthausen holds in Hyzon Europe for €27.0 million. These shares represented approximately 25% of the issued and outstanding stock of Hyzon Europe. Had this transaction been consummated, the Company would have owned 75% of the issued and outstanding shares of Hyzon Europe, and Holthausen would have owned 25%. The Company and Holthausen have been unable to finalize the terms of the Holthausen transaction, and the transaction is not expected to close on the terms originally agreed. The Company and Holthausen are currently working to renegotiate the transaction and structuring the transaction as a sale of all of the issued and outstanding shares of Hyzon Europe held by Holthausen.

In anticipation of the cancellation of the Holthausen SPA, on September 28, 2022, the Company advanced a second refundable payment of €1.0 million (approximately $0.99 million in USD), making for a total advance of €2.0 million (approximately $2.1 million in USD), (the “Purchase Price Advance”) to Hyzon Europe toward the final purchase price, to be later agreed upon by the Company and Holthausen, for the sale of all of the issued and outstanding shares of Hyzon Europe held by Holthausen.

As of the date of this filing, the Company does not know when, if at all, it may reach agreement with Holthausen on a revised purchase agreement. If the Company and Holthausen do not sign a definitive purchase and sale agreement for the foregoing Hyzon Europe shares on or before January 31, 2023 (as such date may be extended by mutual agreement of the parties), the Purchase Price Advance will be immediately refunded to the Company.

The foregoing summary of the terms and conditions of the Holthausen SPA does not purport to be complete and is qualified in its entirety by reference to the complete text of the Holthausen SPA, a copy of which is attached hereto as Exhibit 10.3.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Share Purchase and Transfer Agreement with Orten Holding GmbH, dated June 10, 2022.
10.2	Cancellation Agreement with Orten Holding GmbH, dated September 29, 2022.
10.3	Stock Purchase Agreement with Holthausen Clean Technology Investments, B.V., dated May 5, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYZON MOTORS INC.

Date: October 5, 2022	By:	/s/ Samuel Chong
	Name:	Samuel Chong
	Title:	Chief Financial Officer